EXHIBIT 99.1

AVIATION SALES COMPANY                            [LOGO OMITTED]
                                        ________________________________________
                                                     NEWS

Release: February 16, 2001

Contact: Dale S. Baker, Chairman/Chief Executive Officer - (954) 538-8900
         Michael C. Brant, Chief Financial Officer - (954) 538-8900 Morgen-Walke Associates, Gordon McCoun - (212) 850-5600


                 AVIATION SALES COMPANY ANNOUNCES NEW FINANCING

Miramar, Florida, February 16, 2001 - Aviation Sales Company (NYSE:AVS) today announced that it has obtained a $10.0 million term loan from Bank of America, N.A. The new loan, which is due on August 14, 2002, is a senior secured loan bearing interest at the rate of LIBOR plus 2%. The proceeds of the new loan will be used to make the current interest payment on the Company's senior subordinated notes and for working capital. The Company also announced that it has entered into an amendment to its senior revolving credit facility to, among other matters, reset the financial covenants contained in its currently outstanding senior credit facility to reflect the Company's remaining continuing operations. The Company further announced that it has entered into an agreement to extend the maturity date of its currently outstanding $15.5 million term loan until July 31, 2002.

In connection with the new loan from Bank of America, four individuals (or entities under their control) provided incremental credit support in favor of Bank of America to further secure the Company's repayment of the loan. The four individuals were Ben Quevedo, a director of the Company and the Company's President and Chief Operating Officer, Robert Alpert, a director of the Company, Lacy Harber, and Don A. Sanders. In return for providing the Company with credit support for the new loan, these four individuals each received a five-year warrant to purchase 250,000 shares of the Company's authorized but unissued common stock at an exercise price of $4.00 per share.

Dale S. Baker, the Company's Chairman and Chief Executive Officer, stated: "We are pleased to have the continued support of our senior lenders and major stockholders. In the year 2000, we successfully reduced our senior debt by approximately $232 million through the sale of our redistribution operation, our manufacturing operations, our Dixie Aerospace Bearings new parts operation, and the three A-300 aircraft which we owned, as well as from positive cash flow from operations. This new loan provides incremental working capital to continue the growth of our business."

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AVIATION SALES COMPANY ANNOUNCES NEW FINANCING                            PAGE 2


Aviation Sales Company is a leading independent provider of fully integrated aviation maintenance, repair and overhaul (MR&O) services for major commercial airlines and maintenance and repair facilities. The Company currently operates six MR&O businesses: TIMCO, which, with its five locations, is one of the largest independent providers of heavy aircraft maintenance services in North America; Aerocell Structures, which specializes in the MR&O of airframe components, including flight surfaces; Caribe Aviation, which specializes in the MR&O of hydraulic, pneumatic, electrical and electromagnetic aircraft components; Aircraft Interior Design, which specializes in the refurbishment of aircraft interior components; TIMCO Engine Center, which refurbishes JT8D engines; and TIMCO Engineered Systems, which provides engineering services to our MR&O operations and our customers.

Aviation Sales Company Safe Harbor Statement:

This press release contains certain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those identified below, could adversely affect the Company's ability to obtain these results: available capital to continue to support and further expand the Company's operations, competitive pricing for the Company's products and services, competition in the MR&O markets, the ability to consummate suitable acquisitions and the continuing ability to effectively integrate acquisitions, economic factors which affect the airline industry, and changes in government regulations. Certain of these risks are described in the Company's filings with the Securities and Exchange Commission (SEC). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.